Exhibit (g)(ii)

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

MANAGEMENT INVESTMENT COMPANIES REGISTERED WITH THE SEC AND PORTFOLIOS THEREOF, IF ANY

SSgA Master Trust

SSgA Multi-Asset Real Return Portfolio

SSgA Income Allocation Portfolio

SSgA Global Allocation Portfolio

Blackstone/GSO Senior Loan Portfolio

SSgA Ultra Short Term Bond Portfolio

Dated: October 9, 2013